UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 26, 2022

Blue Biofuels, Inc.

(Exact name of registrant)

Nevada	000-54942	45-4944960
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3710 Buckeye Street, Suite 120

West Palm Beach, FL 33410

(Address of principal executive offices and zip code)

(888) 607-3555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of class	Trading Symbol	Name of each exchange on which registered
Common Stock	BIOF	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12 b-2 of the Series Exchange act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Appointment of Directors

Blue Biofuels, Inc. (“Blue Biofuels” or the “Company”) has appointed Mr. Chris Kneppers, age 72 and a 5% shareholder, to fill a vacant seat on its Board of Directors.

Mr. Kneppers was educated in South Africa as a Mechanical Engineer. He has 45 years of experience in the Construction industry in several engineering disciplines with an emphasis in Cost Estimating. His experience includes involvement in a wide range of projects, including large civil works, diesel generation in power stations, and solar electric installations.

Mr. Kneppers was one of the Principals of MKA International, Inc. (formerly Madsen, Kneppers & Associates) and has been involved as Vice President and a Director in its day-to-day operations and development since 1989. MKA is a multi-disciplined Construction and Engineering Consulting firm. Mr. Kneppers recently stepped down from his position as Vice President and still serves as a Board Member of MKA. His role in the 33 years with MKA included establishing and developing offices, attracting and growing a client base, along with facilitating various technical disciplines within the company to address the needs of MKA clients.

In recent years, Mr. Kneppers has become increasingly interested in the development of sustainable and efficient energy solutions, has invested significantly in Blue Biofuels, and has taken a personal interest in eco-friendly aviation fuels as a private pilot.

Blue Biofuels’ management believes Mr. Kneppers is a strong addition to its board of directors due to his construction management skills and experience and his worldwide network of individuals and entities that may be utilized to facilitate development and expansion of our Company’s business. He will focus on business development in Europe and sharing his expertise in construction for Blue Biofuels going forward.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIOFUELS, INC.

By:	/s/ Benjamin Slager
Name:	Benjamin Slager
Title:	Chief Executive Officer

Dated: September 28, 2022